EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Dragon’s Lair Holdings, Inc. (A Development Stage Company) of our report dated April 22, 2008, on our audit of the financial statements of Dragon’s Lair Holdings, Inc. (A Development Stage Company) as of March 31, 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows since inception on October 4, 2007 through March 31, 2008, and the reference to us under the caption “Experts”.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada

May 6, 2008